Exhibit 99.1

For Immediate Release	Contacts:	Variflex, Inc.
Petar Katurich
805/523 0322

Sitrick And Company
Jeff Lloyd
310/788-2850

Variflex Reports Return to Profitability

Signs Exclusive License Agreement with World Industries

MOORPARK, California,—October 8, 2003—Variflex, Inc. (Nasdaq: VFLX), a leading provider of recreational consumer products, today announced a return to profitability for the fiscal year ended July 31, 2003. The Company also announced that it has entered into an exclusive licensing agreement with World Industries, a leading skateboard manufacturer.

For the year, Variflex reported net income of $856,000, or $0.19 per diluted share, on revenues of $57,884,000, compared to a net loss of $(678,000), or ($0.15) per diluted share, on revenues of $46,446,000 for the fiscal year ended July 31, 2002. The Company reported net income of $176,000, or $0.04 per diluted share, for the fourth quarter on revenues of $14,099,000, compared to net income of $1,164,000 or $0.25 per diluted share, on revenues of $16,278,000 for the same three-month period a year ago.

Jay Losi, Variflex’s Chief Executive Officer, stated, “We successfully returned the Company to profitability for the year by increasing sales of our core action sport and outdoor product categories. Our emphasis on product development and customer satisfaction have allowed us to achieve these results. We continue to maintain a strong balance sheet with $17.6 million in cash, $29.9 million in working capital, $31.9 million in shareholder equity and minimal long-term debt.”

Variflex also announced it has signed an exclusive licensing agreement with World Industries to manufacture and distribute certain “World Industries” – branded products. World Industries, which is recognized as a leading skateboard manufacturer, began operations in 1988. Since then, it has become one of the industry’s leaders, widely recognized for offering quality products and sponsoring top pro-skaters around the world. The brand includes an array of graphic designs including the successful cartoon characters “Flameboy” and “Wet Willy”.

“We are tremendously excited to be working with what is undoubtedly the most recognized name in the extreme sports industry,” Losi stated. “This exclusive licensing agreement should allow us to leverage World Industries’ loyal core customer base and to introduce the excitement of World Industries to a much wider audience with such products as skateboards, helmets, protective pads and body boards. We are already working with them to develop even more exciting product lines for introduction over the next two years,” Losi added.

Mike Sonand, Chief Executive Officer of Globe International Limited, parent of World Industries stated, “We think that the timing is right to bring the World Industries brand to a wider audience. World Industries appeal to the 8-14 year old skateboarder lends itself to a broader distribution focusing on stores where parents do the bulk of their purchases. Once the decision was made to broaden our penetration in America, the decision to partner with Variflex, a leading supplier of extreme sport products to the mass market, was easy.”

Variflex, Inc. designs and develops specialty consumer products that are manufactured to the Company’s detailed specifications by independent contractors, and are then distributed in the U.S. and worldwide through the Company’s established retail distribution network. Variflex benefits from sales of its core sporting goods products through licensing agreements carrying the “Rocket Power”, “Sponge Bob Square Pants”, “Jimmy Neutron”, “Fairly Odd Parents” and “Shrek II” brand names. Current products include in-line skates, skateboards, recreational protective equipment (such as wrist guards, elbow pads and kneepads used by skaters and skateboarders), helmets, instant canopies and trampolines.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and phrases such as “should”, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including a continuation of the general economic and consumer spending slowdown and of the pervasive weakness throughout the retail industry; the risk that the Company may not continue to expand and diversify its business and product lines; the risk of loss of one or more of the Company’s major customers; the risk that the Company may not be able to continue to provide its products at prices that are competitive or that it can continue to design and market products that appeal to consumers even if its products are price competitive. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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Note: Tables Follow

VARIFLEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	July 31,		July 31,
			(unaudited)
	2003	2002	2003	2002
Net sales	$57,884	$46,446	$14,099	$16,278
Cost of goods sold	48,469	39,117	11,757	13,083

Gross profit	9,415	7,329	2,342	3,195

Operating expenses:
Selling and marketing	2,614	2,547	748	786
General and administrative	5,472	5,729	1,363	1,267

Total operating expenses	8,086	8,276	2,111	2,053

Income (loss) from operations	1,329	(947)	231	1,142

Other income (expense):
Interest expense	(83)	(93)	(21)	(24)
Interest income and other	193	362	44	46

Total other income (expense)	110	269	23	22

Income (loss) before income taxes	1,439	(678)	254	1,164
Provision for income taxes	583	—	78	—

Net income (loss)	$856	$(678)	$176	$1,164

Net income (loss) per share of common stock:
Basic	$0.19	$(0.15)	$0.04	$0.25

Diluted	$0.19	$(0.15)	$0.04	$0.25

Weighted average shares outstanding:
Basic	4,604	4,604	4,604	4,604

Diluted	4,614	4,604	4,646	4,604